Exhibit 99.1

NUTRACEA TO EXPAND BOARD OF DIRECTORS
MODIFIES COMPENSATION FOR BOARD MEMBERS

Phoenix, AZ, August 19, 2009 -- NutraCea (OTC: NTRZ.PK), a world leader in stabilized rice bran nutrient research and technology, today announced  that consistent with efforts to enhance its corporate governance structure,  the Company’s Board of Directors approved an immediate increase in membership from seven to nine directors.  The Company intends to fill these positions immediately and has begun its search for  experienced and independent outside individuals to strengthen the Board.   The Board intends to proceed with a renewal process aimed at adding new talent and experience to the Board in the future.  The first step toward this regeneration is the projected replacement of two of the six independent directors at or before the 2010 Annual Shareholders’ Meeting.  In conjunction with the expansion from seven to nine members and the addition to the Board of the next CEO, this process is intended to result in a majority of new directors on the Company’s board within the next 12 months.

Consistent with the Company’s efforts to enhance their corporate governance, the Board has retained special counsel and advisor to assist in a review of all corporate governance matters, including, but not limited to a review of Company By-laws, committee structures, charters, and membership, Corporate Secretary functions, and related areas.  The purpose of the review and related recommendations is to make certain that the Company’s corporate governance standards and procedures are consistent with “best practices”.

The Board also determined that in the best interests of NutraCea’s shareholders it will immediately modify the compensation arrangements for its board members, chairman, committee chairs, and interim chief executive officer who also serves on the board, to forego cash compensation for all of 2009 and instead receive stock option grants thereby more directly aligning the Board’s compensation with the interests of the shareholders.

Under the modified compensation arrangements the Board approved the following non-cash compensation for calendar year 2009.

Each board member received an annual stock option grant on August 14, 2009 (at a price of $0.22), as stipulated under the current arrangement, to purchase 35,000 shares of common stock, which vest monthly over the 10 months following the date of the grant.  In lieu of the 2009 cash compensation, board members received on the same date a stock option to purchase 30,000 shares of NutraCea stock covering the first two quarters of 2009 (which vest immediately)  and will receive a quarterly grant to purchase 15,000 shares of NutraCea stock following the end of the third quarter and fourth quarter of 2009, to vest immediately when granted.

In addition to the above, the chairman of the board received a stock option to purchase 18,750 shares of NutraCea stock for the first two quarters of 2009 and will receive a stock option to purchase of 9,375 shares of NutraCea stock at the end of the third and fourth quarters of 2009. Committee chairmen received a stock option to purchase 6,000 shares of NutraCea stock for the first two quarters of this year and will receive an option to purchase 3,000 shares of NutraCea stock at the end of the third and fourth quarters of 2009. Options will vest immediately upon grant. The option grants to James Lintzenich, interim CEO, will be one half of options cited above.

Prior to 2009, board members received an annual cash retainer of $40,000 (paid quarterly), plus fees for meetings attended.  Committee members received an additional cash retainer ranging from $2,000 to $4,000.  The chairman of the board received an additional $25,000 cash retainer per year; the chairmen of the committees received an additional  cash retainer per year ranging from $7,000 to $10,000.  In January 2008, each non-employee director was granted an additional option to purchase 100,000 shares of common stock at an exercise price of $1.49.  This option was separate from the 35,000 share option annually granted to non-employee directors.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (“SRB”) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing.  More information can be found in the Company's filings with the SEC, and you can visit the NutraCea Web site http://www.NutraCea.com

Forward-Looking Statements

This release contains forward-looking statements. These statements are made based upon current expectations and actual results may differ from those projected, due to various risks and uncertainties. NutraCea does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in NutraCea's filings with the Securities and Exchange Commission, including NutraCea's most recent periodic reports.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
Phone: 212-827-3773

mmeek@frbir.com